CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 32 to the registration statement on Form N-1A, File Nos. 002-60470 and 811-2790 ("Registration Statement"), of our report dated May 11, 2004, relating to the financial statements and financial highlights which appears in the March 31, 2004 Annual Report to the Shareholders of Franklin California Tax-Free Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Auditor" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
July 27, 2004